UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
September 19, 2014

GO-PAGE CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-52766	27-0143340
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 North Rainbow Road, Suite 300,
Las Vegas, Nevada, 89107
(Address of principal executive offices)

702-448-8179
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

The words "we," "our," "us," the "Company,"  "the Registrant" refers to Go-Page Corporation

SECTION 5 - CORPORATE GOVERANCE AND MANAGEMENT

ITEM 5.01   Changes in Control of Registrant

Change of Control

On May2, 2014, the Company granted  the right to 1,000,000 shares of Class A Preferred Stock to Peter Schulhof, the Registrant's President and Secretary/ Treasurer, and 1,000,000 shares of Class A Preferred to Stewart Irvine, the Registrant's prior Chief Operating Officer. These Class A Preferred Shares were to be  issued in conjunction with and pursuant to employment agreements executed by both individuals and the Registrant on December 1, 2013.

Subsequent to May 2, 2014, and upon further review of  corporate documentation authorizing the issuance of the Preferred Stock, the Class A Preferred Stock documentation was deemed  to be incomplete and the issued preferred shares were subsequently returned to the Company's treasury.

In June,2014,  Mr. Peter Schulhof converted $20,000 of accrued salary to twenty million (20,000,000) restricted common shares of  Go-Page Corporation. (See Exhibit 10.1.)

On September 19, 2014,  Peter Schulhof  became the beneficial owner of all issued and outstanding shares of PsiTech Corporation, and consequently became the beneficial owner of twenty million (20,000,000) restricted common shares of  Go-Page Corporation.

Following the change in control, the following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of January 23, 2015 by (1) all persons who are beneficial owners of 5% or more of our voting securities, (2) each director, (3) each executive officer, and (4) all directors and executive officers as a group. The information regarding beneficial ownership of our common stock has been presented in accordance with the rules of the Securities and Exchange Commission. Under these rules, a person may be deemed to beneficially own any shares of capital stock as to which such person, directly or indirectly, has or shares voting power or investment power, and to beneficially own any shares of our capital stock as to which such person has the right to acquire voting or investment power within 60 days through the exercise of any stock option or other right. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity.

Except as otherwise indicated, all Shares are owned directly and the percentage shown is based on 42,895591 shares of voting capital stock,

Name of Beneficial Owner and Affiliation	Title of Class	Amount and Nature of Beneficial Ownership (#)	Percent of Class (%)
Peter Schulhof * 500 North Rainbow Road, Suite 300 Las Vegas, Nevada, 89107 PsiTech Corporation 303, 3rdFl, St. Georges Bldg, 2 Ice House St, Central, Hong Kong	Common Common	20,000,000 Direct* 20,000,000 Indirect**	42.62% 42.62%
All Individuals as a group 2 Individuals	Common	40,000,000	93.25%

* shares directly owned by Peter Schulhof
**  shares indirectly owned by Peter Schulhof

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 21, 2014,Jeroen Kreeft tendered his resignation as a member of the Board of Directors.  Mr. Kreeft’s letter of resignation is attached as Exhibit 99.1.   It should be noted that Mr. Irvine and Mr. Kreeft have been business partners and friends for 20 years as confirmed by Mr. Irvine and Mr. Kreeft.

On November 19, 2014 Stewart Irvine tendered his resignation as an officer and as a member of the Board of Directors.  Mr. Irvine’s letter of resignation is attachedas Exhibit 99.2. It should be noted that Mr. Irvine and Mr. Kreeft have been business partners and friends for 20 years as confirmed by Mr. Irvine and Mr. Kreeft.

On January 21, 2015, the members of the Board of Directors, consisting of Mr. Peter Schulof and Mr. Anthony Jackson, C.A., concluded a Sarbanes-Oxley review of the comments in each of the letter of resignations and concluded  and found all  claims made by Mr. Kreeft and Mr. Irvine in their resignations to be without basis or merit. Further, litigation has been commenced against Mr. Irvine (see Item 8.01 herein).

SECTION 8 - OTHER EVENTS

Item 8.01 Other Events

On December 31, 2014,  PsiTech Corporation and Go-Page Corporation commenced litigation proceedings against former Go-Page Director and Officer Stewart E. Irvine and filed an Amended Complaint as Co-Plaintiffs in Clark County, Nevada  District Court against Stewart E. Irvine a former Director and Officer of Go-Page Corporation (Case No:A-14-709444-C).

The Plaintiffs (PsiTech Corporation and Go-Page Corporation), as a result of the amended complaint have asked the Courts for eight (8) counts of relief against Irvine, which include, 1. Declaratory Relief. 2. Specific Performance. 3. Breach of Contract. 4. Breach of Implied Covenant of Good Faith and Fair Dealing. 5. Gross Mismanagement and Breach of Fiduciary Duty. 6. Constructive Fraud. 7. Fraudulent Misrepresentation.  8. Preliminary and Permanent Injunction.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.  The following is a complete list of exhibits filed as part of this Report.  Exhibit numbers correspond to the numbers in the exhibit table of Item 601 of Regulation S-K.

Exhibit No.	Description
10.1	Conversion Documents
99.1	Resignation J. Kreeft
99.2	Resignation, S. Irvine

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Go-Page Corporation

Date: January 27, 2015	By:	/s/ Peter Schulhof
Name: Peter Schulhof
Title: President and Director